Exhibit 10.3

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2012 by and between Thor Industries, Inc., a Delaware corporation (the “Company”), and Catterton Partners VI Offshore, L.P. a Cayman Limited Partnership (“Stockholder”).

RECITALS

WHEREAS, Stockholder is the owner of record and beneficially of One Hundred Thirty Nine Thousand Six Hundred and Sixty Two (139,662) shares of common stock, $0.10 par value, of the Company (the “Common Stock”); and

WHEREAS, Stockholder desires to sell to the Company, and the Company is willing to purchase from Stockholder, 139,662 shares (the “Repurchased Shares”) of Common Stock at $28.50 per share, for an aggregate purchase price of $3,980,367.00 (the “Aggregate Cash Consideration”), subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Repurchase. Subject to the terms and conditions set forth in this Agreement, Stockholder hereby sells, assigns, transfers, conveys and delivers all its right, title and interest in and to the Repurchased Shares to the Company free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges, restrictions or claims or rights of third parties of any kind or nature (collectively, “Liens”). The Company hereby purchases and accepts delivery of the Repurchased Shares in exchange for the payment of the Aggregate Cash Consideration. Stockholder hereby acknowledges and agrees that receipt of the Aggregate Cash Consideration shall constitute complete satisfaction of all obligations or any other sums due to such Stockholder with respect to the purchase of the Repurchased Shares.

2. Closing. The closing of the purchase provided for herein (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, located at One Bryant Park, New York, New York 10036 on the date hereof (or at such other place upon which the parties hereto may mutually agree). At the Closing, the following shall occur:

a. Stockholder Deliveries. Stockholder shall surrender to the Company the stock certificates (if any) representing the Repurchased Shares owned by Stockholder and shall deliver all other documents and instruments reasonably necessary for the transfer of the Repurchased Shares to the Company, including an appropriate stock power, duly endorsed in blank. With respect to the Repurchased Shares that are to be delivered through the facilities of The Depository Trust Company that are credited to or otherwise held in a securities account maintained by Stockholder, Stockholder shall take such actions necessary to provide appropriate instruction to the relevant financial institution or other entity with which Stockholder’s account is maintained to effect the transfer of the Repurchased Shares from Stockholder’s account to an account at a financial institution designated by the Company for the receipt of the Repurchased Shares so transferred. In connection with any account to which the Repurchased Shares are credited or otherwise held, Stockholder shall execute and deliver such other and further documents or instruments necessary, in the reasonable opinion of the Company, to effect a legally valid transfer to the Company hereunder.

b. Company Deliveries. The Company shall deliver to Stockholder the Aggregate Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Stockholder to the Company prior to the Closing.

3. No Further Ownership Interest. From and after the Closing, Stockholder shall have no further right or title to or interest in the Repurchased Shares or any dividends (other than those declared and not yet paid prior to the Closing), distributions, equity interests or other rights in respect thereof.

4. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company as follows:

a. Title to Shares. Stockholder owns good and marketable title to and is the record and beneficial owner of the Repurchased Shares and such Repurchased Shares are free and clear of all Liens. Except for this Agreement and the other agreements listed on Schedule 4(a) hereto, Stockholder has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other person or entity with respect to the Repurchased Shares, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition thereof or any interest therein or the voting of any such Repurchased Shares.

b. Authority; Binding Effect. Stockholder is a Limited Partnership validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated herein. This Agreement is a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

c. No Violation. Neither the execution and delivery of this Agreement by Stockholder, nor the sale of the Repurchased Shares owned by Stockholder pursuant to this Agreement, will (i) result in a breach of its organizational documents, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement, lease or other instrument or obligation to which Stockholder is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect or which would not impair Stockholder’s ability to consummate the transactions contemplated by this Agreement, or (iii) violate any order, writ, injunction or decree applicable to Stockholder or any of Stockholder’s material assets.

d. Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by or notice to, or filing with, any governmental authority or any other person or entity in respect of any requirements of law or otherwise is necessary or required by Stockholder in connection with the execution, delivery or performance by Stockholder of this Agreement, except for such approval, consent, compliance, exemption, authorization, or other action which, if not obtained or made, would not reasonably be likely to prevent or materially delay Stockholder from performing its obligations under this Agreement in all material respects.

e. Brokers or Finders. Stockholder has not employed or entered into any agreement with, nor is Stockholder subject to, any valid claim of any broker, finder, consultant, or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

f. Legal Proceedings. There are no legal proceedings pending or, to the knowledge of Stockholder, threatened, to which Stockholder is or may be a party, that (i) challenge the validity or enforceability of Stockholder’s obligations under this Agreement or (ii) seek to prevent, delay or otherwise would reasonably be expected to materially adversely affect the consummation by Stockholder of the transactions contemplated hereby.

5. Representations and Warranties of the Company. The Company represents and warrants to Stockholder as follows:

a. Authority; Binding Effect. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

b. No Violation. Neither the execution and delivery of this Agreement by the Company, nor the purchase of the Repurchased Shares owned by Stockholder pursuant to this Agreement, will (i) result in a breach of its organizational documents, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement, lease or other instrument or obligation to which the Company is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect or which would not impair the Company’s ability to consummate the transactions contemplated by this Agreement, or (iii) violate any order, writ, injunction or decree applicable to the Company or any of the Company’s material assets.

c. Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by or notice to, or filing with, any governmental authority or any other person or entity in respect of any requirements of law or otherwise is necessary or required by the Company in connection with the execution, delivery or performance by the Company of this Agreement, except for such approval, consent, compliance, exemption, authorization, or other action which, if not obtained or made, would not reasonably be likely to prevent or materially delay the Company from performing its obligations under this Agreement in all material respects.

d. Brokers or Finders. The Company has not employed or entered into any agreement with, nor is the Company subject to, any valid claim of any broker, finder, consultant, or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

e. Exchange Act Reports. The Company’s reports filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, since August 1, 2009 and any amendment or supplement thereto, did not, when filed with the Commission (or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), and do not, as of the date hereof, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6. Miscellaneous.

a. Amendment. This Agreement may not be amended or waived in any respect except by a written agreement signed by each of the parties hereto.

b. Survival. Each of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and continue in full force and effect in accordance with its terms, but is subject to all applicable statutes of limitation, statutes of repose and other similar defenses provided in law or equity.

c. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments, agreements and understandings (both oral and written) with respect to such subject matter.

d. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

e. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

f. Expenses. Each party shall bear its own expenses and fees in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

THOR INDUSTRIES, INC.

By:	/s/ Peter Orthwein
Name: Peter Orthwein
Title: Chairman, President and CEO

CATTERTON PARTNERS VI OFFSHORE, L.P.

By: Catterton Managing Partner VI, L.L.C.
Its: General Partner

By: CP6 Management, L.L.C.
Its: Managing Member

By:	/s/ Scott A. Dahnke
Name:	Scott A. Dahnke
Title:	Authorized Person

[Signature page to Repurchase Agreement – Catterton]

Schedule 4(a)

Agreements Relating to Repurchased Shares

Stock Purchase Agreement dated as of September 16, 2010 by and among the Company, Heartland RV Holdings, L.P., a Delaware limited partnership, Towable Holdings, Inc., a Delaware corporation, Heartland Recreational Vehicles, LLC, an Indiana limited liability company, and the other parties listed on the signature pages hereto.

Letter from Heartland RV Holdings, L.P. to the Company dated October [12], 2011 relating to the aforementioned Stock Purchase Agreement.

Registration Rights Agreement dated as of September 16, 2010, by and among the Company and certain holders of shares of capital stock of the Company whose names are listed on the signature pages thereto, as amended by that certain letter agreement dated July 8, 2011 by and among the Company, Catterton Partners VI, L.P., Catterton Partners VI Offshore, L.P., CP6 Interest Holdings, LLC, CPVI Coinvest, LLC and the other parties signatory thereto.